FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

Mednax Reports First Quarter Results

FORT LAUDERDALE, Fla., April 28, 2022 - Mednax, Inc. (NYSE: MD), whose affiliated practices operate as Pediatrix® Medical Group, the nation’s leading provider of highly specialized health care for women, children and babies, today reported a loss from continuing operations of $0.25 per share for the three months ended March 31, 2022. Results from continuing operations include a pretax loss on early extinguishment of debt of $57 million. On a non-GAAP basis, Mednax reported Adjusted EPS from continuing operations of $0.33.

For the 2022 first quarter, Mednax reported the following results from continuing operations:

•
Net revenue of $482 million;
•
Loss from continuing operations of $21 million; and
•
Adjusted EBITDA of $51 million.

“Our bottom line results were in line with our expectations and reflect continued patient volume growth,” said Mark S. Ordan, Chief Executive Officer of Mednax. “Our financial focus remains on increasing the efficiency of our support services and on growth in and around our core. Most important for the benefit of all our stakeholders is that we do all we prudently can to show support and care for our world-class affiliated clinicians. They are the heart and soul of Pediatrix.”

Operating Results from Continuing Operations – Three Months Ended March 31, 2022

Mednax’s net revenue for the three months ended March 31, 2022 was $482.2 million, compared to $446.8 million for the prior-year period. Mednax’s revenue growth was driven by net acquisition activity, complemented by an overall same-unit revenue increase of 1.3 percent.

Same-unit revenue attributable to patient volume increased by 3.2 percent for the 2022 first quarter as compared to the prior-year period with growth across all our service lines. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three months ended March 31, 2022. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

Three Months Ended March 31, 2022
Hospital-based patient services	3.3%
Office-based patient services	4.8%

Neonatology services (within hospital-based services):
Total births	3.9%
Neonatal intensive care unit (NICU) days	2.3%

Same-unit revenue from net reimbursement-related factors declined by 1.9 percent for the 2022 first quarter as compared to the prior-year period. This net decrease primarily reflects timing of certain revenue cycle management transition activities, partially offset by funds received under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and increases in contract and administrative fees. The percentage of services reimbursed by commercial and other non-government payors was relatively unchanged for the year over year period. During the 2022 first quarter, the Company recorded $10.4 million of miscellaneous revenue from funds received under the CARES Act compared to $7.7 million in the prior year, which increased the Company’s same-unit revenue from net reimbursement-related factors by 0.6 percent during the three months ended March 31, 2022.

For the 2022 first quarter, practice salaries and benefits expense was $343.2 million, compared to $319.0 million for the prior-year period. This increase primarily reflects acquisitions completed over the past year.

For the 2022 first quarter, general and administrative expenses were $61.3 million, as compared to $66.5 million for the prior-year period. The net decrease of $5.2 million is primarily related to lower professional fees, including legal fees, as well as a net savings in revenue cycle management expenses.

For the first quarter of 2022, transformational and restructuring related expenses totaled $1.4 million, compared to $4.9 million for the fourth quarter of 2021. This decline primarily reflects lower expenses related to third-party consulting services compared to the prior year.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and amortization, and transformational and restructuring related expenses and also excludes loss on the early extinguishment of debt, was $50.7 million for the 2022 first quarter, compared to $45.5 million for the prior-year period. Funds received from the provider relief fund established by the CARES Act favorably impacted Adjusted EBITDA by approximately $6.2 million for the first quarter of 2022, compared to a favorable impact of $4.6 million in the prior year period.

Depreciation and amortization expense was $8.8 million for the first quarter of 2022 compared to $8.0 million for the first quarter of 2021.

Investment and other income was $0.9 million for the first quarter of 2022, compared to $6.0 million for the first quarter of 2021. This decrease primarily reflects the reimbursement received in the prior year period related to the transition services being provided to the buyers of the Company’s former anesthesiology and radiology medical groups.

During the first quarter of 2022, Mednax issued $400 million in 5.375% Senior Notes due 2030, the proceeds of which were used, together with a new $450 million revolving credit facility, a new $250 million term A loan and cash on hand, to redeem its $1.0 billion in outstanding principle amount of 6.25% Senior Notes due 2027 and pay related fees and expenses. For the 2022 first quarter, loss on early extinguishment of debt of $57.0 million related primarily to the call premium on the Senior Notes due 2027 as well as the write off of deferred debt costs. Loss on early extinguishment of debt was $14.5 million for the 2021 first quarter and was related to the redemption of the Company’s $750.0 million in Senior Notes due 2023.

Interest expense was $11.8 million for the first quarter of 2022 compared to $17.6 million for the first quarter of 2021. This decrease of $5.8 million primarily reflects the net decrease in interest expense on the Company’s senior notes.

Mednax generated a loss from continuing operations of $20.9 million, or $0.25 per diluted share, for the 2022 first quarter, based on a weighted average 85.4 million shares outstanding. This compares with income from continuing operations of $5.4 million, or $0.06 per diluted share, for the 2021 first quarter, based on a weighted average 85.5 million shares outstanding.

For the first quarter of 2022, Mednax reported Adjusted EPS from continuing operations of $0.33, compared to $0.24 for the first quarter of 2021. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, and discrete tax events, and for both periods also excludes the impact from the loss on early extinguishment of debt. Funds received from the provider relief fund established by the CARES Act favorably impacted Adjusted EPS by $0.07 for the 2022 first quarter, compared to a favorable impact of $0.05 for the first quarter of 2021.

Financial Position and Cash Flow – Continuing Operations

Mednax had cash and cash equivalents of $7 million at March 31, 2022, compared to $387 million on December 31, 2021, and net accounts receivable were $318 million. As previously disclosed, during the first quarter of 2022 the Company used cash on hand, together with proceeds from the new issuance of debt, to redeem its $1.0 billion in outstanding principal amount of 6.25% Senior Notes due 2027 and pay related fees and expenses.

During the first quarter of 2022, Mednax used cash of $89.9 million to fund continuing operations, compared to a use of $98.9 million during the first quarter of 2021. Mednax typically uses cash during the first quarter of each year as it pays incentive compensation, principally to its affiliated physicians, and employee benefit plan matching contributions that were accrued during the prior year. Additionally, during the first quarter of 2022, the Company used $25.7 million to fund acquisitions and $7.1 million to fund capital expenditures.

At March 31, 2022, Mednax had total debt outstanding of $799 million, consisting of its $400 million in 5.375% Senior Notes due 2030; $250 million in borrowings under its Term A Loan; and $149 million in borrowings under its revolving line of credit.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three months ended March 31, 2022 and 2021 is provided in the financial tables of this press release.

Earnings Conference Call

Mednax, Inc. will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:45 p.m. ET today through midnight ET May 12, 2022 by dialing 866.207.1041, access Code 7323641. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

Mednax, Inc. is a national medical group comprised of the nation’s leading providers of physician services practicing under the Pediatrix® brand. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by 18 pediatric subspecialties, as well as a newly expanded area of primary and urgent care clinics. The group’s high-quality, evidence-based care is bolstered by investments in research, education, quality-improvement and safety initiatives. The company was founded in 1979 as a single affiliated neonatology practice and today provides its highly focused and often critical care services through more than 4,700 affiliated physicians and other clinicians in 38 states and Puerto Rico. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn, Twitter and the Pediatrix blog. Mednax investment information can be found at www.mednax.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the COVID-19 pandemic on the Company and its financial condition and results of operations; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the impact of surprise billing legislation; the Company’s ability to comply with the terms of its debt financing arrangements; the Company’s transition to a third-party revenue cycle management provider; the impact of the divestiture of the Company’s anesthesiology and radiology medical groups; the impact of management transitions; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

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Mednax, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Net revenue	$482,229	$446,753
Operating expenses:
Practice salaries and benefits	343,155	319,012
Practice supplies and other operating expenses	28,489	22,212
General and administrative expenses	61,287	66,516
Depreciation and amortization	8,769	8,031
Transformational and restructuring related expenses	1,421	4,878
Total operating expenses	443,121	420,649
Income from operations	39,108	26,104
Investment and other income	875	5,967
Interest expense	(11,818)	(17,645)
Loss on early extinguishment of debt	(57,016)	(14,532)
Equity in earnings of unconsolidated affiliate	505	495
Total non-operating expenses	(67,454)	(25,715)
(Loss) income from continuing operations before income taxes	(28,346)	389
Income tax benefit	7,401	4,955
(Loss) income from continuing operations	(20,945)	5,344
(Loss) income from discontinued operations, net of tax	(247)	12,290
Net (loss) income	(21,192)	17,634
Net loss attributable to noncontrolling interest	4	8
Net (loss) income attributable to Mednax, Inc.	$(21,188)	$17,642
Per common and common equivalent share data (diluted):
(Loss) income from continuing operations	$(0.25)	$0.06
Income from discontinued operations	$—	$0.15
Net (loss) income attributable to Mednax, Inc.	$(0.25)	$0.21
Weighted average common shares	85,405	85,491

Mednax, Inc.

Reconciliation of Income (Loss) from Continuing Operations

to Adjusted EBITDA from Continuing Operations Attributable to Mednax, Inc.

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
(Loss) income from continuing operations attributable to Mednax, Inc.	$(20,941)	$5,352
Interest expense	11,818	17,645
Loss on early extinguishment of debt	57,016	14,532
Income tax benefit	(7,401)	(4,955)
Depreciation and amortization expense	8,769	8,031
Transformational and restructuring related expenses	1,421	4,878
Adjusted EBITDA from continuing operations attributable to Mednax, Inc.	$50,682	$45,483

Mednax, Inc.

Reconciliation of Diluted Income (Loss) from Continuing Operations per Share to Adjusted Income from Continuing Operations per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2022		2021
Weighted average diluted shares outstanding	85,405		85,491
(Loss) income from continuing operations and diluted income from continuing operations per share attributable to Mednax, Inc.	$(20,941)	$(0.25)	$5,352	$0.06
Adjustments (1):
Amortization (net of tax of $541 and $890)	1,621	0.02	2,672	0.03
Stock-based compensation (net of tax of $1,109 and $929)	3,326	0.04	2,788	0.03
Transformational and restructuring expenses (net of tax of $355 and $1,219)	1,066	0.01	3,659	0.04
Loss on early extinguishment of debt (net of tax of $14,254 and $3,633)	42,762	0.50	10,899	0.13
Net impact from discrete tax events	492	0.01	(5,067)	(0.05)
Adjusted income and diluted EPS from continuing operations attributable to Mednax, Inc.	$28,326	$0.33	$20,303	$0.24

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended March 31, 2022 and 2021.

Mednax, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of March 31, 2022	As of December 31, 2021
Assets:
Cash and cash equivalents	$7,179	$387,391
Investments	89,576	99,715
Accounts receivable, net	317,619	301,775
Other current assets	25,403	51,683
Intangible assets, net	21,050	21,565
Operating and finance lease right-of-use assets	66,055	65,461
Goodwill, other assets, property and equipment	1,814,094	1,794,956
Total assets	$2,340,976	$2,722,546
Liabilites and equity:
Accounts payable and accrued expenses	$232,089	$394,118
Total debt, net	807,334	1,004,748
Operating lease liabilities	61,874	61,080
Other liabilities	362,603	365,908
Total liabilities	1,463,900	1,825,854
Total equity	877,076	896,692
Total liabilities and equity	$2,340,976	$2,722,546